SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 15, 2002

Caddo Enterprises Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-29023	98-0210155
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7995 Westminster Highway, Apt. 101
Richmond, British Columbia, V6X 3Y5
(604) 214-0421
(Address and telephone number of principal executive offices, including Zip Code)

ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

On February 15, 2002 a change of control of the registrant was effected, whereby a Share Purchase Agreement was entered between Rd Capital Inc. (the "Vendor" and "Agent for the Shareholders") and Qing Chuan Yang (the "Purchaser") whereby the Purchaser purchased 500,000 common shares of Caddo Enterprises Inc. ("Caddo) for a total purchase price of US$230,000 (the "Purchase Price") from Gary Henry, Laurie De Boer, David Ward, Scott Mundell, Richard Newbury, Phil Morehouse, Ron Schlitt, Gurbakash Randhawa, Brahm Capital Ltd. and Dev Randhawa (collectively the "Shareholders").  The 500,000 common shares acquired by the Purchaser represents 100% of Caddo's total issued and outstanding share capital.  The Purchase Price to be paid for the shares is as follows:

(a)    Cdn$180,000 (converted to US$ 113,208) was paid on February 1, 2002

(b)    Cdn$ 26,790.57 (converted to US$16,842) will be paid on February 25, 2002; and

(c)    US$100,000 shall be paid within 10 days from the date that the Caddo Common Shares are traded on the OTC Bulletin Board.

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

Change of Directors

As a result of the change of control referred to in Item 1 above, on February 15, 2002, Garry Henry, Chairman and President and Laurie deBoer, Director, Secretary and Treasurer tendered their resignations, which were accepted.  Neither director had a disagreement with the registrant on any matter relating to the registrant's operations, policies or practices.  Qing Chuan Yang, who will serve as President, Secretary and Treasurer was elected by unanimous consent.  His election will be approved by shareholders at the next annual meeting.  A Biography of Qing Chuan Yang is provided below:

Mr. Yang was appointed President, Secretary and Treasurer on February 15, 2001.  Mr. Yang immigrated to Canada in June, 2000. In February, 1997, Mr. Yang established Qinye Enterprises Limited in Chong Quing, China.  This company has been carrying Real Estate Development projects in Chong Quing, China. From February 1993 to August, 1994, Mr. Yang worked in Thailand for local companies.  In August, 1994, Mr. Yang established Three Stars Trading Company in Thailand which imports textiles from China to Thailand.  He was the President of the company.  From September, 1991 to February, 1993, Mr. Yang worked as an assistant executive at the Chong Quing branch of the Bank of China. Mr. Yang graduated in 1991 from Quemin Institute of Technology in China majoring in Business Administration.

Change of Address

As a result of the change of control referred to in Item 1 above, on February 15, 2002, the registrant's address moved to 7995 Westminster Highway, Apt. 101, Richmond, British Columbia, V6X 3Y5

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2002

CADDO ENTERPRISES INC.

By: /s/    “Qing Chuan Yang”
Qing Chuan Yang, President,
Secretary and Treasurer